UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

CASCADE BANCORP
(Exact name of registrant as specified in its charter)

Oregon	0-23322	93-1034484
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 NW Wall Street
Bend, Oregon 97701
(Address of principal executive offices (Zip Code)

(541) 385-6205
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On August 27, 2009 Bank of the Cascades (the “Bank”), a wholly owned subsidiary of bank holding company Cascade Bancorp (NASDAQ: CACB) (“Cascade”), entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”), its principal federal banking regulator, and the Oregon Division of Finance and Corporate Securities (“DFCS”) which requires the Bank to take certain measures to improve its safety and soundness. A copy of the press release issued by Cascade relating to the agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with this agreement, the Bank stipulated to the issuance by the FDIC and the DFCS of a cease-and-desist order against the Bank based on certain findings from an examination of the Bank concluded in February 2009 based upon financial and lending data measured as of December 31, 2008. A copy of the Order to Cease and Desist is attached as Exhibit 99.2 to this Current Report on Form 8-K. In entering into the stipulation and consenting to entry of the order, the Bank did not concede the findings or admit to any of the assertions therein.

Under the agreement, the Bank agreed to certain measures to improve its capital position, maintain liquidity ratios, reduce its level of non-performing assets, reduce its loan concentrations in certain portfolios, improve management practices and to assure that its allowance for loan losses is maintained at an appropriate level.

Among the corrective actions required are for the Bank to develop and adopt a plan to maintain the minimum risk-based capital requirements for a “well capitalized” bank, including a total risk-based capital ratio of at least 10%. In addition, the Bank must retain qualified management and must notify the FDIC and the DFCS in writing when it proposes to add any individual to its board of directors or to employ any new senior executive officer. Under the regulatory order the Bank’s board of directors must also increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all the Bank’s activities.

The regulatory order further requires the Bank to ensure the level of the ALLL is maintained at appropriate levels to safeguard the book value of the Bank’s loans and leases, and to reduce the amount of non-performing loans.  The Bank also must adopt and implement plans to reduce delinquent loans and reduce loans and other extensions of credit to borrowers in the troubled commercial real estate market sector. The regulatory order also requires the Bank to develop a written three-year strategic plan, a plan for improving and sustaining earnings, and a plan to preserve liquidity.

The order restricts the Bank from taking certain actions without the consent of the FDIC and the DFCS, including paying cash dividends, and from extending additional credit to certain types of borrowers.

Forward Looking Statements.

This Current Report on Form 8-K contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements relate primarily, but are not limited, to statements about management’s present plans and intentions to address the obligations we have assumed by entering into the cease-and-desist order, and our expectations of success in those endeavors. Additional forward-looking statements include plans and expectations about our strategy, growth, and deployment of resources, and expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans and expectations, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to increase our regulatory capital to required levels and to maintain those levels during the pendency of the regulatory order; our eligibility to participate, and decisions about whether we will participate, in current and future capital assistance and troubled-asset relief programs; our ability to estimate accurately the potential for losses inherent in our loan portfolio; our sensitivity to local and regional economic and other factors that affect the collectability of our loans and the value of collateral underlying our secured loans; our ability to satisfy the terms and conditions of the regulatory order and to satisfy applicable banking laws and regulations; our ability to maintain a satisfactory and economically viable net interest margin during times of rapidly and significantly fluctuating interest rates; and our ability to attract and retain qualified, effective management, and some of the other, risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this report is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward looking statements or the factors that may cause us to deviate from them, except as required by law.

Item 9.01.   Financial Statements and Exhibits

99.1	Press Release dated August 31, 2009

99.2	Order to Cease and Desist dated August 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CASCADE BANCORP

Date: September 2, 2009	By:	/s/ Patricia L. Moss
Patricia L. Moss
Chief Executive Officer